Exhibit 10.74

AUTOMOTIVE.COM, INC.

STOCKHOLDERS AGREEMENT

Dated as of November 15, 2005

Confidential

TABLE OF CONTENTS

ARTICLE 1. Definitions

1.1	Definitions

ARTICLE 2. Company Management

2.1	Board of Directors
2.2	Directors’ Liability and Indemnification
2.3	Special Voting Requirements
2.4	Officers
2.5	Operating Plan
2.6	Financial Statements

ARTICLE 3. Additional Payments; Dividends; Cash Contributions

3.1	Additional Payments
3.2	Dividends Payable to Primedia
3.3	Cash Contributions
3.4	Bank Accounts

ARTICLE 4. Stockholder Put/Call Rights

4.1	Primedia Call Right
4.2	Minority Stockholders Put Right
4.3	Advance Payments
4.4	Call Price Notice, Select Call Notice and Advance Notices
4.5	Company and Primedia Obligations
4.6	Optionholder Obligations
4.7	Defined Terms
4.8	Failure by Primedia to pay Call Price, Select Call Price or Put Price

ARTICLE 5. Transfer Restrictions

5.1	Restrictions on Transfer by Primedia
5.2	Restrictions on Transfer by the Founding Stockholders

ARTICLE 6. Equity Matters

ARTICLE 7. Miscellaneous Provisions

7.1	Entire Agreement
7.2	Governing Law; Jurisdiction
7.3	Amendment; Waiver
7.4	Notices
7.5	Separability
7.6	Assignment and Binding Effect

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7.7	No Benefit to Others
7.8	Counterparts
7.9	Interpretation
7.10	No Presumption

SCHEDULES

Schedule A	Original Stockholders/Optionholders/Residual Interest Holders

Schedule B	Amendments to Bylaws

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (“Agreement”), by and among PRIMEDIA Inc., a Delaware corporation (“Primedia “), Automotive.com, Inc., a Delaware corporation (the “Company “), each holder of common stock, par value $0.001 per share, of the Company (the “Common Stock “) listed under the heading “Original Stockholder” on  Schedule A  (each an “Original Stockholder,” and collectively, the “Original Stockholders “), each holder of options to purchase Common Stock listed under the heading “Optionholder” on  Schedule A  (each an “Optionholder ,” and collectively, the “Optionholders “) and each Person who, after the date hereof, acquires shares of and joins in and becomes a party to this Agreement by executing and delivering to the Company a counterpart signature page to this Agreement is entered into as of the 15th day of November, 2005.

RECITALS

Whereas, pursuant to that certain Stock Purchase Agreement, dated of even date herewith, by and among Primedia, the Company and the Original Stockholders (the “Stock Purchase Agreement “), Primedia has purchased from the Original Stockholders 10,493,930 shares of Common Stock (the “Primedia Closing Shares “);

Whereas, each Original Stockholder continues to hold the number of shares of Common Stock set forth next to his or her name on  Schedule A ;

Whereas, pursuant to the Contribution Agreement, dated of even date herewith, by and among Primedia and the Company  (the “Contribution Agreement “), Primedia will contribute the assets associated with its online automotive operations as set forth in the Contribution Agreement to the Company in exchange for the issuance of new shares of Common Stock; and

Whereas, the parties hereto desire to enter into this Agreement for the purpose of establishing certain of their rights and obligations with respect to their equity interests in the Company;

AGREEMENT

Now, Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1          Definitions.  The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Affiliate,” with respect to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.  For purposes of this Agreement,  “control” (including with correlative meanings, the terms  “controlling” ,  “controlled by”  or  “under common control with” ) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bylaws” shall mean the Bylaws of the Company in effect as of the date hereof, as the same may hereafter be amended from time to time pursuant to and in accordance with this Agreement.

“Capital Call Notice” has the meaning set forth in Section 3.2(a).

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware and in effect as of the date hereof, as the same may hereafter be amended from time to time pursuant to and in accordance with this Agreement.

“Company Option” shall mean an option to purchase Common Stock held by an Optionholder.

“Contribution Agreement” has the meaning set forth in the Recitals to this Agreement.

“Employment Agreement” means the written employment agreement between an individual and the Company, dated of even date herewith, as the same may be modified, amended or supplemented by the parties thereto.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Founding Stockholders” shall mean Gary Fudge, Jason Phillips and Joshua Speyer.

“GAAP” shall mean United States generally accepted accounting principles in effect at the applicable time.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal law, statute, legislation, constitution, ordinance, code, edict, rule, regulation, ruling, directive, pronouncement, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental body.

“License Agreement” shall mean that certain License Agreement, dated of even date herewith, between Primedia and the Company.

“Minority Stockholders” shall mean the holders of Common Stock, other than Primedia or its Affiliates or successors, who are or become a party to this Agreement.

“Optionholder” has the meaning set forth in the Recitals to this Agreement.

“Person” shall mean any individual or Entity.

“Qualifying Termination” means a termination of employment of an individual by the Company For Cause (as defined in the applicable Employment Agreement) or by the employee without Good Reason (as defined in the applicable Employment Agreement).

“Shared Services Agreement” shall mean that certain Shared Services Agreement, dated of even date herewith, by and between the Company and Primedia.

“Shares” shall mean the shares of Common Stock held by any Stockholder.

“Stockholder” shall mean Primedia and each Minority Stockholder.

“Stockholder Representatives” means those natural Persons appointed by the Original Stockholders as Stockholder Representatives pursuant to that certain Stockholder Representatives Agreement by and among the Original Stockholders dated as of November 15, 2005.

“Stock Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” shall mean, in respect of any Person, any Entity of which the majority of each class of voting stock or other voting equity and the majority of each other class of capital stock is owned by either (a) such Person or (b) another Subsidiary of such Person.

“Supermajority Vote” shall mean the affirmative vote of a majority of the members of the Board of Directors, including at least one (1) Primedia Designated Director and at least one (1) Minority Designated Director.

ARTICLE 2.
COMPANY MANAGEMENT

2.1          Board of Directors.

(a)           Appointment.  Except as set forth in Section 4.8, the Board of Directors shall be comprised of seven members: four members designated by Primedia (the “ Primedia Designated Directors “) and three members designated by a majority vote of the Stockholder Representatives (the “ Minority Designated Directors , and together with the Primedia Designated Directors, the “ Designated Directors “).  The initial Primedia Designated Directors shall be Dean Nelson, Steve Parr, Scott Wagner and Sheila Spence.  The initial Minority Designated Directors shall be Joshua Speyer, Jason Phillips and Gary Fudge.

(b)           Compensation Committee.  The Board of Directors shall promptly designate a Compensation Committee, which shall at all times consist solely of one Primedia Designated Director and one Minority Designated Director.

(c)           Audit Committee. The Board of Directors shall promptly designate an Audit Committee, which shall at all times consist solely of one Primedia Designated Director and one Minority Designated Director.

(d)           Contribution Agreement Committee. The Board of Directors shall promptly designate a Contribution Agreement Committee, which shall at all times consist solely of three Minority Designated Directors.  This Contribution Agreement Committee shall be delegated exclusive and irrevocable authority to control the Company’s enforcement of its indemnity protections under the Contribution Agreement.

(e)           Tenure and Qualification.  Each Designated Director shall hold office until his or her death, disability, resignation in accordance with Section 2.1(f) below or removal in accordance with Section 2.1(g) below.

(f)            Resignation.  Any Designated Director may resign from the Board of Directors at any time by giving written notice to the Company. The resignation of any Designated

Director shall take effect upon receipt of such notice by the Company or at such later time as shall be specified in the notice.

(g)           Removal.  No Primedia Designated Director may be removed from the Board of Directors without the written consent of Primedia.  No Minority Designated Director may be removed from the Board of Directors without the unanimous written consent of the Stockholder Representatives.

(h)           Vacancies.  Upon the death, disability, resignation or removal of a Primedia Designated Director, Primedia shall designate a replacement Primedia Designated Director to fill the vacancy.  Upon the death, disability, resignation or removal of a Minority Designated Director, the Stockholder Representatives, by majority vote, shall designate a replacement Minority Designated Director to fill the vacancy.  Each of Primedia and the Stockholder Representatives shall cause their respective Designated Directors to appoint such replacement Designated Directors to the Board of Directors.

(i)            Stockholder Cooperation.  Each of the Stockholders shall vote all Shares held by such Stockholder in favor of the election to the Board of Directors of the Designated Directors designated by Primedia and the Stockholder Representatives, and each Stockholder agrees to take all such steps as may be necessary, including through the exercise of their respective voting power, to both elect and remove directors and to give effect to the composition of the Board as contemplated in this Section 2.1.

(j)            Organizational Documents.  Concurrently with the execution of this Agreement, the Bylaws of the Company shall be amended to read as set forth in  Schedule B  attached hereto.  Neither Primedia nor the Minority Stockholders, in their capacity as stockholders, shall vote in favor of any further amendment of the Certificate of Incorporation or Bylaws of the Company unless such amendment is approved by a Supermajority Vote of the Board of Directors or unless such amendment is necessary to carry out the intent of Section 4.8.

(k)           Term of Section 2.1.  The rights and obligations of the parties under this Section 2.1 shall terminate as of the earlier of (i) the Call Closing Date (or, the Select Call Closing Date, should it occur) or the Put Closing Date, as applicable, or (ii) December 31, 2010.

2.2          Directors’ Liability and Indemnification.  The Certificate of Incorporation and Bylaws shall at all times provide (a) for elimination of the liability of directors and executive officers of the Company to the maximum extent permitted by law and (b) for indemnification of directors and executive officers of the Company for acts taken by such persons on behalf of the Company to the maximum extent permitted by law.

2.3          Special Voting Requirements.  In addition to any requirement in the Company’s Certificate of Incorporation or Bylaws, a Supermajority Vote of the Board of Directors at a duly called meeting or by written consent in lieu of a meeting shall be required for the Company to undertake any of the following actions on or before the earlier of the Call Closing Date (or, the Select Call Closing Date, should it occur) or the Put Closing Date, as applicable, or December 31, 2010:

(a)           any increase or decrease in the number of Designated Directors that Primedia or the Stockholder Representatives are entitled to designate pursuant to Section 2.1(a) or Section 4.8;

(b)           the dissolution, winding up or liquidation of the Company;

(c)           the filing of a voluntary bankruptcy petition or the filing of a petition or an answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Legal Requirement on behalf of the Company or any Subsidiary holding a majority of the assets of the Company and its Subsidiaries, taken as a whole;

(d)           any disposition (whether by sale, exchange, merger, consolidation, license or otherwise, directly or indirectly) of all or any significant portion of the assets of the Company or of any Company Subsidiary in a single transaction or series of related transactions;

(e)           incurrence by the Company or any Company Subsidiary of any liability, direct or indirect, actual or contingent, with respect to any indebtedness for borrowed money, or any mortgage, deed of trust, pledge or other security device securing any such liability or the refunding, refinancing, increasing, modification, consolidation or extension of the maturity of any of the foregoing other than any such obligations as would not be significant to the business of the Company as a whole;

(f)            any acquisition by the Company or any Company Subsidiary of any business or other Person (including any minority interest therein), whether by way of stock purchase, asset purchase, merger, consolidation or otherwise;

(g)           any delivery to Stockholders of a Capital Call Notice;

(h)           entering into, amending, extending, renewing or waiving any Company rights under any agreement between the Company and Primedia; and

(i)            any termination without Cause (as defined in the applicable Employment Agreement) of the Chief Executive Officer or Chief Operating Officer.

2.4          Officers.  The Company shall have a Chief Executive Officer, President and Chief Operating Officer (the  “ Senior Executive Officers “ ) and such other executive officers as the Board of Directors shall determine.  Initially, the Chief Executive Officer and President shall be Joshua Speyer and the Chief Operating Officer shall be Jason Phillips, each of whom shall serve in such capacity through the earlier of the Call Closing Date (or, the Select Call Closing Date, should it occur) or the Put Closing Date, as applicable, or December 31, 2010, unless his employment is earlier terminated pursuant to the terms of his Employment Agreement.  In the absence of any contrary determination by the Board of Directors, the Senior Executive Officers shall have general supervision, direction and control of the officers, employees, business and affairs of the Company.

2.5          Operating Plan.

(a)           The Senior Executive Officers, in consultation with the Board of Directors, shall prepare an operating plan (each, an “ Operating Plan “) for each of calendar years 2006, 2007, 2008 and 2009, which for years 2007, 2008 and 2009 shall be prepared prior to the commencement of the calendar year to which it applies.  Among other things, the Operating Plans may designate staffing levels and limitations on capital expenditures, research and development expenses, marketing expenses, travel and entertainment expenses and other budgetary items.

(b)           The Company shall be operated for calendar years 2006, 2007, 2008 and 2009 in accordance with the Operating Plan for that year;  provided, however , that (i) interim changes to the Operating Plan may be made upon the approval of both the Senior Executive Officers and the Board of Directors and (ii) the following actions by the Company may not be taken or included in an Operating Plan without the approval of the Board of Directors:

(i)            Incurrence by the Company or any Company Subsidiary of any material liability, direct or indirect, actual or contingent, with respect to any indebtedness for borrowed money, or any mortgage, deed of trust, pledge or other security device securing any such liability or the refunding, refinancing, increasing, modification, consolidation or extension of the maturity of any such liability.

(ii)           any material change by the Company in its operating structure or business purpose; or

(iii)          operating the Company at a cash flow deficit for a period in excess of 30 days.

(c)           Any new hires or changes in compensation in any period that are in conflict with the headcount and compensation parameters outlined in the Operating Plan for such period shall be approved in advance by the Compensation Committee.

(d)           The Senior Executive Officers shall provide written notice to, and seek pre-approval from, the Board of Directors (or any Primedia Designated Director as determined by the Board of Directors) for any new contract, contract extension or renewal requiring the expenditure of greater than $500,000 in any 12-month period and for any real estate lease.  The Board of Directors (or any Primedia Designated Director as determined by the Board of Directors) shall have seven calendar days after its receipt of such written notice to respond to any such request.  If the Board of Directors (or any Primedia Designated Director as determined by the Board of Directors) does not object to the applicable contract, renewal, extension or lease within such seven calendar day period, the Senior Executive Officers shall have authority to enter into such contract, renewal, extension or lease.

(e)           The Company will be operated in a manner which is consistent with Primedia’s (i) codes of conduct and business ethics, as amended from time to time, (ii) requirements for financial reporting, including, without limitation, applicable regulations for purposes of consolidating the Company’s financial statements and participating in Primedia’s corporate audit conducted by Primedia’s auditors and (iii) obligations under the Sarbanes-Oxley Act of 2002, as amended (“ SOX “), including maintaining necessary internal controls for the Company to comply with SOX (the “ Internal Controls “); provided that if participating in the Primedia audit and maintaining such Internal Controls results in additional costs to the Company, such costs shall be excluded from the calculation of EBITDA hereunder.

2.6          Financial Statements.

(a)           The Company’s monthly, quarterly and annual financial statements shall be prepared under the direction and management of the Company’s Chief Financial Officer, with oversight from the Company’s Audit Committee, provided that, subject to the provisions of Section 2.5(e) above, such financial statements shall be prepared in accordance with Primedia’s requirements for financial reporting, including, without limitation, applicable regulations for purposes of consolidating the Company’s financial statements and obligations under SOX.  The Company’s Chief Financial Officer shall be required to certify the accuracy of the Company’s financial statements for each quarterly period beginning with the quarter ended December 31, 2005 and ending with the quarterly period ended December 31, 2008 or, if the Put/Call Extension Notice is given, December 31, 2009.

(b)           The Company shall ensure that its annual consolidated financial statements for calendar years 2005, 2006, 2007, 2008 and, if the Put/Call Extension Notice is delivered, 2009 are audited by a reputable independent auditing firm, which firm shall issue a report containing its unqualified opinion that the financial statements have been prepared in accordance with GAAP, consistently applied.  The Company shall use its best efforts to cause such independent auditor to complete the audit and issue its opinion with respect to each such calendar year within 75 calendar days of the end of such calendar year and in no event later than 120 calendar days after the end of such calendar year.  In addition to the foregoing, the Company shall participate in Primedia’s corporate audit as requested by Primedia; provided that if participating in the Primedia corporate audit results in additional costs to the Company, such costs shall be excluded from the calculation of EBITDA hereunder.

ARTICLE 3.

ADDITIONAL PAYMENTS; DIVIDENDS; CASH CONTRIBUTIONS

3.1          Additional Payments.

(a)           The Company agrees to, and Primedia, the Stockholder Representatives and each of the Stockholders agree to use their best efforts to cause the Company to, distribute to the Company stockholders in the form of dividends all Remaining Free Cash Flow (as defined below), of the Company generated in the following periods: from the date hereof through December 31, 2005; calendar year 2006; calendar year 2007; calendar year 2008; and, if the Put/Call Extension Notice is delivered, calendar year 2009.  These dividends shall be paid quarterly to all holders of record of the Common Stock at the end of the applicable calendar quarter on a pro rata basis in accordance with their percentage ownership of the Common Stock at the end of such calendar quarter.  The dividend payment date for each such quarter shall be between 30 and 45 calendar days after the end of such quarter, provided that the payment date for the dividend for the last quarter of a calendar year shall be between 30 and 45 calendar days after the date on which the Company’s independent auditor shall have issued its report containing its opinion as to the consolidated audited financial statements of the Company for the prior calendar year;  provided, however,  that, in the event that the Company’s independent auditor fails to issue its report within 90 calendar days following the applicable calendar year end, the dividend payment date shall be the 95 th  calendar day following such calendar year end.  Within 45 calendar days of the Call Trigger Date, all dividends accrued hereunder and not paid to the applicable holders of record of Common Stock shall be paid to those holders of record of Common Stock.

(b)           For purposes of this Section 3.1, “Remaining Free Cash Flow” shall mean the cash on hand at the close of each quarter, excluding all cash held by the Company which has been specifically funded in respect of the 2005 Employee Bonus or the Recognition Payments (as each of those terms is defined in the Stock Purchase Agreement) less (i) outstanding checks, (ii) one month’s average cash expenses and (iii) for the quarter prior to the payment of accrued bonuses (other than the 2005 Employee Bonus and the Recognition Payments), the amount of any such accrued bonuses.

3.2          Dividends Payable to Primedia.  During such time, if any, that Primedia is in breach of any of its payment obligations under Section 4.1, 4.2 or 4.3 of this Agreement or Section 2.02 of the Stock Purchase Agreement (collectively, the “ Primedia Payment Obligations “), any distributions or dividends in respect of the Common Stock held by Primedia shall be remitted to the Minority Stockholders to reduce the amount of the Primedia Payment Obligations.  In furtherance of the foregoing, solely in the event, and only during such time, that Primedia is in breach of any of the Primedia Payment Obligations, Primedia hereby assigns to the Minority Stockholders its rights to receive any such distributions or dividends in respect of the Common Stock held by Primedia.

3.3          Cash Contributions.

(a)           If the Board of Directors delivers to Stockholders a notice requesting the contribution by Stockholders of a specified amount of cash to fund the Company’s operations (a “ Capital Call Notice “), the Company and the Founding Stockholders shall contribute, on a pro rata basis based on their ownership of Common Stock, such amount of cash.  If Primedia contributes cash (the “Initial Primedia Contributed Amount “) and the Founding Stockholders do not contribute their pro rata share on behalf of themselves, then Primedia shall have the right to contribute additional funds in an amount equal to what the Founding Stockholders should have contributed on their behalf (the “ Additional Primedia Contributed Amount “, and together with the Initial Primedia Contributed Amount, the “ Primedia Contributed Amount “).  If the Founding Stockholders contribute cash on behalf of themselves (the “ Initial Founders Contributed Amount “) and Primedia does not contribute their pro rata share, then the Founding Stockholders shall have the right to contribute additional funds in an amount equal to what Primedia should have contributed (the “ Additional Founders Contributed Amount , and together with the Initial Founders Contributed Amount, the “ Founders Contributed Amount “).  For purposes of this Section 3.3, the aggregate of the Primedia Contributed Amount and the Founders Contributed Amount shall be referred to herein as the “ Contributions .”

(b)           All Contributions shall be deemed to be loans made to the Company by the applicable party.  Contributions (including accrued interest) shall be repaid by the Company prior to the distribution by the Company of any dividends pursuant to Section 3.1.  The Initial Primedia Contributed Amount and the Initial Founders Contributed Amount shall accrue interest at a rate of 6% until repayment.  The Additional Primedia Contributed Amount and the Additional Founders Contributed Amount shall bear interest at a rate of 12% until repayment.  Any Contributions that remain outstanding at the time of the Call Notice, Select Call Notice or Put Notice shall be deducted or added to the Call Price, Select Call Price of Put Price, as applicable.

3.4          Bank Accounts.  With respect to bank accounts for the Company and banking activity, the parties agree as follows:

(a)           Effective immediately after the Closing and during the term of this Agreement, an employee of Primedia (who shall be a Primedia Designated Director) who is familiar with the operations of the Company shall co-authorize all checks and wires issued in excess of $250,000, except checks and wires relating to the Recognition Payments do not require such co-authorization.

(b)           Effective immediately after the Closing and during the term of this Agreement, the Company will provide Primedia with monthly bank statements and reconciliations.

(c)           Within three (3) months following the Closing, the Company will move all of their bank accounts to Bank of America under Primedia’s corporate platform and will provide Primedia with the ability to monitor all banking activity online; provided that no funds of the Company and Primedia shall be commingled.

ARTICLE 4.

STOCKHOLDER PUT/CALL RIGHTS

For ease of use, the meanings of defined terms used in this Article 4 are set forth in Section 4.7 below.

4.1          Primedia Call Right.

(a)           Primedia shall, within 30 calendar days of the 2008 Audit Date and, if the Put/Call Extension Notice is provided, the 2009 Audit Date, deliver to the Stockholder Representatives a statement setting forth in reasonable detail the calculation of the Company’s EBITDA for calendar year 2008 or 2009, as applicable, and the Call Price (each, a “Call Price Notice” ).

(b)           Subject to Section 4.1(c), Primedia shall have the right to purchase all, but not less than all, outstanding Shares held by the Minority Stockholders set forth on  Schedule A  attached hereto (which shall at no time be less than 19.9% of the outstanding Shares of the Company) for an aggregate amount of cash equal to the Call Price (the “ Call Right “), by providing written notice to the Stockholder Representatives at any time during the 30 calendar day period commencing on the 30th calendar day immediately following the Call Trigger Date (the “ Call Period “) stating that the Call Right is thereby being exercised (the “ Call Notice “). The Call Notice must specify a date for the closing of the purchase of the Common Stock held by the Minority Stockholders (the “ Call Closing Date “) that is no less than 30 calendar days and no more than 45 calendar days after the date of the Call Notice.  On the Call Closing Date, Primedia shall deliver the Call Price to the Stockholder Representatives who shall, in turn, be solely responsible for calculating the Call Per Share Price and distributing the Call Price to the appropriate Minority Stockholders and Residual Interest Holders.  Primedia’s sole payment obligation hereunder shall be to deliver the Call Price to the Stockholder Representatives, and Primedia shall have no liability to any Minority Stockholders and/or Residual Interest Holders with respect to distribution of the Call Price.

(c)           Notwithstanding Section 4.1(b), in the event Joshua Speyer’s employment with the Company is terminated by a Qualifying Termination on a date prior to December 31, 2008 (the “ Speyer Termination Date “), Primedia shall have the right to purchase all, but not less than all, of the Shares held by the Minority Stockholders for an aggregate amount of cash equal to the Select Call Price (the “ Select Call Right “), by providing written notice to the Stockholder Representatives at any time during the 45 calendar day period commencing on the Speyer Termination Date (the “ Select Call Period “) stating that the Call Right is thereby being exercised (the “ Select Call Notice “).  The Select Call Notice must specify a date for the closing of the purchase of the Common Stock held by the Minority Stockholders (the “ Select Call Closing Date “) that is no less than 30 calendar days and no more than 45 calendar days after the date of the Select Call Notice.  The Select Call Notice shall set forth in reasonable detail the calculation of the Company’s EBITDA for the calendar year ended immediately prior to the date of the Select Call Notice, the Select Call Price and the Select Call Closing Date.  On the Select Call Closing Date, Primedia shall deliver the Select Call Price to the Stockholder Representatives who shall, in turn, be responsible for calculating the Select Call Per Share Price and distributing the Select Call Price to the appropriate Minority Stockholders and Residual Interest Holders.  Primedia’s sole payment obligation hereunder shall be to deliver the Select Call Price to the Stockholder Representatives, and Primedia shall have no liability to any Minority Stockholders and/or Residual Interest Holders with respect to distribution of the Select Call Price.  For purposes of the calculations under this Section 4.1(c), EBITDA for calendar year 2005 shall be deemed to be $10,500,000.

4.2          Minority Stockholders Put Right.

(a)           If Primedia does not exercise its Call Right within the Call Period, the Stockholder Representatives shall have the right to require Primedia to purchase all, but not less than all, Shares held by Minority Stockholders for an aggregate amount of cash equal to the Put Price (the “ Put Right “), by providing written notice to Primedia at any time during the 20 calendar day period after the end of the Call Period (the “ Put Period “) stating that the Put Right is thereby being exercised (the “ Put Notice “).  The Put Notice must specify a date for the closing of the purchase of the Common Stock held by the Minority Stockholders (the “ Put Closing Date “) that is no less than 30 calendar days and no more than 45 calendar days after the date of the Put Notice.  On the Put Closing Date, Primedia shall deliver the Put Price to the Stockholder Representatives who shall, in turn, be responsible for calculating the Put Per Share Price and distributing the Put Price to the appropriate Minority Stockholders and Residual Interest Holders.  Primedia’s sole payment obligation hereunder shall be to deliver the Put Price to the Stockholder Representatives, and Primedia shall have no liability to any Minority Stockholders and/or Residual Interest Holders with respect to distribution of the Put Price.

4.3          Advance Payments.

(a)           Within 30 calendar days after the 2006 Audit Date, Primedia shall provide the Stockholder Representatives with a notice setting forth in reasonable detail the calculation of the Company’s EBITDA for calendar year 2006 (the “ 2006 Advance Notice “). If the Company’s EBITDA for calendar year 2006 equals or exceeds $18,000,000, Primedia shall pay to the Stockholder Representatives, for the benefit of the holders of Qualified Shares, an amount equal to $15,000,000 (the “ 2006 Advance “) within 30 calendar days of the date of the 2006 Advance Notice; provided that if the EBITDA for the calendar year 2006 does not equal or exceed $18,000,000 solely as a result of expenses incurred by the Company as a result of utilizing the services under the Plus 3 Agreement (as defined in the Shared Services Agreement) rather than comparable alternative services (the “ Excess Plus 3 Costs “), then such Excess Plus 3 Costs for the calendar year 2006 shall be added back to EBITDA for purposes of determining whether the Company’s EBITDA for calendar year 2006 equals or exceeds $18,000,000 hereunder.  The 2006 Advance shall be distributed by the Stockholder Representatives to holders of Qualified Shares that held such shares on December 31, 2006, on a pro rata basis based on the number of Qualified Shares held by such holders as of such date.  Primedia’s sole payment obligation hereunder shall be to deliver the 2006 Advance to the Stockholder Representatives, and Primedia shall have no liability to any holders of Qualified Shares with respect to distribution of the 2006 Advance.

(b)           Within 30 calendar days after the 2007 Audit Date, Primedia shall provide the Stockholder Representatives with a notice setting forth in reasonable detail the calculation of the Company’s EBITDA for calendar year 2007 (the “ 2007 Advance Notice “ and, together with the 2006 Advance Notice, the “ Advance Notices “). If the Company’s EBITDA for calendar year 2007 equals or exceeds $26,000,000, Primedia shall pay to the Stockholder Representatives, for the benefit of the holders of Qualified Shares, an amount equal to $20,000,000 (the “ 2007 Advance “ and, together with the 2006 Advance, the “ Advances “) within 30 calendar days of the date of the 2007 Advance Notice; provided that if the EBITDA for the calendar year 2007 does not equal or exceed $26,000,000 solely as a result of Excess Plus 3 Costs, then such Excess Plus 3 Costs for the calendar year 2007 shall be added back to EBITDA for purposes of determining whether the Company’s EBITDA for calendar year 2007 equals or exceeds $26,000,000 hereunder.  The 2007 Advance shall be distributed by the Stockholder Representatives to holders of Qualified Shares that held such shares on December 31, 2007, on a pro rata basis based on the number of Qualified Shares held by such holders as of such date.  Primedia’s sole payment obligation hereunder shall be to deliver the 2007 Advance to the Stockholder Representatives, and Primedia shall have no liability to any holders of Qualified Shares with respect to distribution of the 2007 Advance.

(c)           In the event that Primedia does not timely pay all or any portion of an Advance pursuant to this Section 4.3, Primedia shall be obligated to pay interest on the unpaid amount of the Advance at a rate of 12% per annum from the date the Advance is due until it is fully paid (“Advance Payment Interest”).

4.4          Call Price Notice, Select Call Notice and Advance Notices.

(a)           The Stockholder Representatives shall have 30 calendar days from their receipt of a Call Price Notice, Select Call Notice or Advance Notice to notify Primedia of any objections to any item or items on such notice. Any such notice (a “ Notice of Disagreement “) shall be in writing and shall specify in reasonable detail the item or items in dispute (a “ Disputed Item “ or “ Disputed Items “ ) and the reasons for any such dispute.  Any Disputed Item shall be resolved in the manner set forth in Section 4.4(b).  The Company shall provide reasonable access to and otherwise make available to the Stockholder Representatives, their financial, legal or other advisors, consultants, agents and other representatives and their independent accountants, the personnel and all books and records of the

Company, including work papers, schedules and calculations that that were used or otherwise applicable to a determination of the items set forth in the Call Price Notice, Select Call Notice or Advance Notice, any of the auditor’s records, work papers and other documents related to the calculation of the EBITDA referred to therein, or any other documents that may be reasonably requested by the Stockholder Representatives to determine whether the obligations under this Article 4 have been complied with.

(b)           Promptly after the delivery of a Notice of Disagreement, Primedia and the Stockholder Representatives, together with representatives from their respective principal accounting firms (Conrad and Associates LLP (“ Conrad “) on behalf of the Minority Stockholders and Deloitte & Touche (“ D&T “) on behalf of Primedia), shall endeavor in good faith to resolve all Disputed Items.  If Primedia and the Stockholder Representatives, together with such representatives, are unable to resolve all Disputed Items within thirty (30) days after receipt by Primedia of the Notice of Disagreement, then D&T and Conrad shall together, within ten (10) business days thereafter, appoint a representative of an independent, internationally-recognized accounting firm (other than D&T) to arbitrate the dispute (the “ Arbitrator “).  Within twenty (20) days after the selection of the Arbitrator, the Stockholder Representatives and Primedia shall present to the Arbitrator their respective positions with respect to any and all unresolved Disputed Items, including such materials as the Arbitrator may request.  The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to the Stockholder Representatives and Primedia. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement.  Except as otherwise specifically agreed to by the parties in writing, the arbitration shall be conducted in New York, New York, and the Arbitrator shall conduct the arbitration in accordance with the arbitration rules of the American Arbitration Association (the “ AAA “) as in effect for commercial arbitrations conducted in the borough of Manhattan by the AAA.  The Minority Stockholders, collectively, and Primedia shall each bear 50 percent of the Arbitrator’s fees and expenses

(c)           If (i) the Stockholder Representatives do not deliver a Notice of Disagreement to Primedia within 30 calendar days of the Stockholder Representatives’ receipt of the Call Price Notice, Select Call Notice or Advance Notice or (ii) the Stockholder Representatives acknowledge in writing that the Call Price Notice, Select Call Notice or Advance Notice is accurate or (iii) Primedia and the Stockholder Representatives and, if necessary, the Arbitrator resolve all Disputed Items in accordance with Section 4.4(b), then the Call Price Notice, Select Call Notice or Advance Notice, as applicable, shall be final, binding and conclusive on the parties.

(d)           In the event of a Notice of Disagreement, the closing of any transaction pursuant to the exercise of the Call Right, Select Call Right or Put Right or the payment of an Advance pursuant to an Advance Notice shall occur within 10 calendar days after the respective Call Price Notice, Select Call Notice or Advance Notice is determined to be final pursuant to Section 4.4(c).

4.5          Company and Primedia Obligations.

(a)           From the date hereof through December 31, 2008 or, if the Put/Call Extension Notice is delivered, December 31, 2009, (i) none of the Founding Stockholders, the Company, Primedia or any Primedia Affiliate shall take any action that would have the effect of shifting revenues or expenses of the Company into or out of any calendar year from periods in which such revenues or expenses would otherwise be recognized consistent with the Company’s historical accounting practices; (ii) the Company shall be operated in a good faith manner and none of the Company, Primedia or any Primedia Affiliate shall take any action aimed at decreasing EBITDA for any calendar year; (iii) none of Primedia or any Primedia Affiliate shall take any action inconsistent with the methodology for allocating revenue or expenses set forth in the Shared Services Agreement, without the consent of the Senior Executive Officers, (iv) none of Primedia or any Primedia Affiliate shall engage in any transactions with the Company, other than on prevailing market terms; (v) neither Primedia nor any Primedia Affiliate shall engage in the business of online automotive lead generation, provided that nothing herein shall restrict Primedia or any Primedia Affiliate from operating its consumer auto guides business, its Ward’s automotive business or from running automotive-related advertising on Primedia’s other websites consistent with current practice and (vi) notwithstanding the Senior Executives’ rights to effect employee terminations, the Senior Executives shall not terminate any employees for the sole purpose of increasing EBITDA if such employee’s function is still required to run the business.

(b)           If the Company shall receive any indemnity payments from Primedia (or its Affiliates or successors) pursuant to the Contribution Agreement, 50% of such indemnity payments shall promptly be distributed to the Minority Stockholders on a pro rata basis in accordance with their percentage ownership of the Common Stock as of the date of such indemnity payments to the Company.

4.6          Optionholder Obligations.

Prior to the Select Call Closing Date, the Call Closing Date or the Put Closing Date, as applicable, all Optionholders shall exercise in full all of their remaining Company Options.  Failure by an Optionholder to exercise any Company Option prior to any such closing date shall result in the forfeiture of such Company Option.  Upon the forfeiture of a Company Option, the Stockholder Representatives shall take into account the corresponding reduction in the number of Qualified Shares when calculating the Select Call Per Share Price, the Call Per Share Price and the Put Per Share Price.

4.7          Defined Terms.  The following terms used in this Article 4 shall have the following meanings (unless otherwise expressly provided herein):

“Baseline EBITDA” shall mean $12,000,000.

“Call Price” shall equal the greater of (i) an amount determined by (A) multiplying the positive difference obtained by subtracting the Baseline EBITDA from the Company’s EBITDA for calendar year 2008 or, if the Put/Call Extension Notice is delivered, the Company’s EBITDA for calendar year 2009, by either (1) 4.0, if the Company’s EBITDA for such calendar year is equal to or less than $82,000,000, or (2) 4.5, if the Company’s EBITDA for such calendar year is greater than $82,000,000, (B) then subtracting the Deductible Advance Amount, if any, from the amount determined in clause (i)(A), (C) then adding the Advance Payment Interest, if any, to the amount determined in clause (i)(B), and (D) then adding 50% of the amount of the cash balance in the Company after the payment of dividends for the quarter ended December 31, 2008 or 2009, as applicable, and (ii) the amount determined by (A) multiplying the Company’s EBITDA for such calendar year by 50.0%, (B) then subtracting the Deductible Advance Amount from the amount determined in clause (ii)(A), (C) then adding the Advance Payment Interest, if any, to the amount determined in clause (ii)(B), and (D) then adding 50% of the amount of the cash balance in the Company after the payment of dividends for the quarter ended December 31, 2008 or 2009, as applicable.

“Call Trigger Date” shall be the 2008 Audit Date; provided, however, that, the Stockholder Representatives shall be permitted, by unanimous approval of the Stockholder Representatives, to change the Call Trigger Date to the 2009 Audit Date by providing the Put/Call Extension Notice to Primedia within 20 calendar days of their receipt of the Call Price Notice.

“Call Per Share Price” shall be determined by dividing (i) the Call Price, by (ii) the number of Qualified Shares as of the Call Closing Date.

“Deductible Advance Amount” equals the aggregate amount of any Advances actually paid to holders of Qualified Shares, including the amount of any Advance paid pursuant to dividend remittances in accordance with Section 3.2.

“EBITDA” means, for any calendar year, aggregate net revenues less all operating expenses (other than Excess Allocated Costs and that portion of severance costs accrued through June 30, 2006 related to the termination of any employee of the Company that was an employee of Primedia or any Primedia Affiliate prior to the Closing Date (as defined in the Stock Purchase Agreement)), incurred in such calendar year, but before any provision for (i) interest income or expense, (ii) federal, state, local or other taxes on income or for federal, state or local income tax benefits or (iii) depreciation or amortization, including amortization of intangible assets.  For purposes of determining EBITDA hereunder, (i) gains and losses from sales of assets not in the ordinary course of business shall be excluded, (ii) expenses will include bonus expense equal to the greater of (A) 5% of pre-bonus EBITDA or (B) the actual bonus expense attributable to the period as determined in accordance with GAAP, (iii) any excess costs relating to Primedia’s audit and Internal Controls specifically referred to in Sections 2.5(e) and 2.6(b) shall be excluded, and (iv) the accounting methodology for capitalizing certain costs shall be consistent with the accounting methodology used by the Company for its audited financial statements for the year ended December 31, 2004 (provided that such methodology is in accordance with GAAP).  Except as otherwise specifically set forth in this paragraph, revenue and expenses shall be determined in accordance with GAAP.

“Excess Allocated Costs” mean any costs payable to Primedia, any Primedia Affiliate or any Primedia employee other than any such costs (a) expressly provided for in the Shared Services Agreement, (b) expressly set forth in the applicable Operating Plan, or (c) otherwise approved in writing by the Company’s Chief Executive Officer.

“Put/Call Extension Notice” shall mean the notice from the Stockholder Representatives to Primedia regarding an extension of the Call Trigger Date to the 2009 Audit Date.

“Put Per Share Price” shall be equal to the Call Per Share Price.

“Put Price” shall be equal to the Call Price.

“Qualified Shares” means (i) all shares of Common Stock held by Minority Stockholders, (ii) all shares of Common Stock underlying Company Options held by Optionholders and (iii) all Residual Shares held by Residual Interest Holders.

“Residual Interest Holder” refers to those Persons or entities set forth on Schedule A below the heading “Residual Interest Holder.”  For purposes of determining the Call Per Share Price and the Select Call Per Share Price, Residual Interest Holders are deemed to own that number of shares of Common Stock set forth opposite their name on Schedule A .

“Residual Shares” means all shares of Common Stock that Residual Interest Holders are deemed to hold for purposes of determining the Call Per Share Price and the Select Call Per Share Price.

“Select Call Price” shall equal the greater of (i) an amount determined by (A) multiplying the positive difference obtained by subtracting the Baseline EBITDA from the Company’s EBITDA for the most recently completed calendar year by 4.0, (B) then subtracting the Deductible Advance Amount, if any, from the amount determined in clause (i)(A), (C) then adding the Advance Payment Interest, if any, to the amount determined in clause (i)(B), and (D) then adding 50% of the amount of the amount of cash balance in the Company after the payment of dividends for the most recently completed calendar quarter, and (ii) the amount determined by (A) multiplying the Company’s EBITDA for such completed calendar year by 50.0%, (B) then subtracting the Deductible Advance Amount from the amount determined in clause (ii)(A), (C) then adding the Advance Payment Interest, if any, to the amount determined in clause (ii)(B) and (D) then adding 50% of the amount of the amount of cash balance in the Company after the payment of dividends for the most recently completed calendar quarter.

“Select Call Per Share Price” shall be determined by dividing the Select Call Price by the total number of Qualified Shares as of the Select Call Closing Date.

“2006 Audit Date” shall be the date on which the Company’s independent auditor shall have issued its report containing its unqualified opinion that the financial statements of the Company for calendar year 2006 have been prepared in accordance with GAAP, consistently applied.

“2007 Audit Date” shall be the date on which the Company’s independent auditor shall have issued its report containing its unqualified opinion that the financial statements of the Company for calendar year 2007 have been prepared in accordance with GAAP, consistently applied.

“2008 Audit Date” shall be the date on which the Company’s independent auditor shall have issued its report containing its unqualified opinion that the financial statements of the Company for calendar year 2008 have been prepared in accordance with GAAP, consistently applied.

“2009 Audit Date” shall be the date on which the Company’s independent auditor shall have issued its report containing its unqualified opinion that the financial statements of the Company for calendar year 2009 have been prepared in accordance with GAAP, consistently applied.

4.8          Failure by Primedia to pay Call Price, Select Call Price or Put Price.  In addition to the rights of the Minority Stockholders set forth in Sections 3.2 and 4.3(c), as well as any other remedies available to the Minority Stockholders as a result of Primedia’s breach of this Agreement, if Primedia fails to make any payments in accordance with its obligations set forth in Sections 4.1 or 4.2 under this Agreement (the “ Call/Put Payment Obligation “ ) within 30 days after any such payments are due (the “ Default Date “ ), then the Minority Stockholders shall have the following additional rights:

(a)           Upon the written consent of the Stockholder Representatives, the Board of Directors shall be expanded to nine (9) members, to consist of five (5) Minority Designated Directors and four (4) Primedia Designated Directors;

(b)           Primedia shall assign to the Minority Stockholders (on a pro rata basis in accordance with their percentage ownership of the Common Stock as of the Default Date) that number of Primedia’s shares of Common Stock in the Company that would result in the Minority Stockholders obtaining 50.1% of the outstanding shares of Common Stock of the Company (the “ Primedia Transferred Shares “ );

(c)           At anytime from the Default Date through 18 months after the Default Date (the “ Default Sale Period “ ) the Minority Stockholders shall have a right to sell all of their Shares (including the Primedia Transferred Shares) to a third party (the “ Prospective Purchaser “).  If the Minority Stockholders elect to sell their Shares pursuant to this Section 4.8(c), they shall deliver a notice (the “ Drag Along Notice “) of such sale to Primedia setting forth the terms of such sale, which terms shall apply equally (on a per share basis) to both the Minority Stockholders and Primedia.  Delivery of the Drag Along Notice by the Minority Stockholder shall obligate Primedia to sell all of its remaining Shares (the “ Primedia Remaining Shares “) to the Prospective Purchaser on the same terms as set forth in the

Drag Along Notice (the Shares held by the Minority Stockholders, the Primedia Transferred Shares and the Primedia Remaining Shares, collectively, the “ Transferred Shares “).

(d)           In connection with the sale of the Transferred Shares, the Minority Stockholders shall be entitled to retain an amount (the “ Minority Stockholder Proceeds “) equal to the following formula:

(Net Proceeds from sale of Transferred Shares minus $72,500,000/2) minus Advance payments made to the Minority Stockholders, if any;

provided, however, that if the amount of Minority Stockholder Proceeds derived from this formula is less than the actual Call/Put Payment Obligation, then the formula shall be changed to reflect an equal split of the net proceeds from the sale of the Transferred Shares between the Minority Stockholders and Primedia; provided, further, that in no case shall the Minority Stockholder Proceeds exceed 125% of the amount of the Call/Put Payment Obligation.

Primedia shall be entitled to any amounts received by the Minority Stockholders in excess of the Minority Stockholder Proceeds (the “ Primedia Proceeds “) and the Minority Stockholders shall remit the Primedia Proceeds to Primedia within ten (10) days after receipt thereof.

(e)           If the Minority Stockholders do not sell the Transferred Shares during the Default Sale Period, then either the Minority Stockholders or Primedia shall have a right to sell their Shares and shall be permitted to deliver a Drag-Along Notice to the other parties obligating the other party to sell their shares to the Prospective Purchaser on the same terms as set forth in the Drag Along Notice.

(f)            Within ten (10) days of the Default Date, Primedia shall deliver its Shares to an escrow agent to hold in escrow pursuant to the terms of an escrow agreement to be negotiated in good faith.

ARTICLE 5.

 TRANSFER RESTRICTIONS

5.1          Restrictions on Transfer by Primedia.  Except as provided in Section 4.8, Primedia shall not transfer any of its shares of Common Stock prior to the earlier of (i) the Call Closing Date (or the Select Closing Call Date, if it occurs) or Put Closing Date, as applicable, or (ii) December 31, 2010; provided, however, that Primedia may at any time transfer such shares to a wholly-owned subsidiary of Primedia that becomes a party to this Agreement and agrees to be a co-obligor on all Primedia Payment Obligations and to abide by a substantially identical restriction on transfer.

5.2          Restrictions on Transfer by the Founding Stockholders.  Except as otherwise provided herein, no Founding Stockholder shall transfer any of its shares of Common Stock prior to the earliest of the Select Call Closing Date, the Call Closing Date or the Put Closing Date, as applicable, or December 31, 2010; provided, however, that any Founding Stockholder may at any time transfer his shares of Common Stock into a trust in respect of which he serves as trustee, provided that the trust instrument governing such trust shall provide that such Founding Stockholder shall retain sole and exclusive control over the voting and disposition of such shares.

ARTICLE 6.

EQUITY MATTERS

With the exception of the shares of Common Stock issued pursuant to the exercise of a Company Option outstanding on the date hereof, the Company shall not issue any equity securities from the date hereof until the earlier of (i) the Call Closing Date (or Select Call Closing Date, should it occur) or Put Closing Date, as applicable or (ii) December 31, 2010.

ARTICLE 7.

 MISCELLANEOUS PROVISIONS

7.1          Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto, the Stock Purchase Agreement, the Contribution Agreement, the Shared Services Agreement and the License Agreement) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

7.2          Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.  Each Stockholder hereby irrevocably submits to the jurisdiction of any United States Federal Court (or, if such court shall not have jurisdiction, any New York State Court) sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating in any manner (whether in contract, tort or otherwise) to this Agreement. Each Stockholder hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

7.3          Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or to affect in any way the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

7.4          Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Primedia, to it at:

PRIMEDIA, Inc.
745 Fifth Avenue
New York, NY 10151
Attention: Sheila Spence
Phone: (212) 745-0100
Fax: (212) 745-0645

With a copy to:

PRIMEDIA, Inc.
745 Fifth Avenue
New York, NY 10151
Attention: General Counsel
Phone:	(212) 745-0100
Fax:	(212) 745-0131

If to Original Stockholders or Stockholder Representatives, to the Stockholder Representatives at:

Automotive.com, Inc.
230 Commerce
Suite 290
Irvine, CA 92602
Attention: Joshua Speyer, Jason Phillips and Gary Fudge
Phone:	(714) 389-5000
Fax:	(714) 389-5065

With a copy to:

Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, CA 92626
Attention: R. Scott Shean
Phone:	(714) 540-1235
Fax:	(714) 755-8290

7.5          Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

7.6          Assignment and Binding Effect.  Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

7.7          No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement, the Stock Purchase Agreement and the Contribution Agreement are for the sole benefit of the parties hereto and thereto and their respective successors and permitted assigns and shall not be construed as conferring and are not intended to confer any rights on any other persons.

7.8          Counterparts.  This Agreement may be executed by facsimile in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

7.9          Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto.

7.10        No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned have executed this Stockholders Agreement as of the date first above written.

PRIMEDIA INC., a Delaware corporation

By:	/s/ Christopher A. Fraser
Name: Christopher A. Fraser
Title: Senior Vice President

AUTOMOTIVE.COM, INC., a Delaware corporation

By:	/s/ Jason Phillips
Name: Jason Phillips
Title: COO

CHRIS AND PAMELA CALLAHAN

By:	/s/ Chris Callahan and Pamela Callahan
Chris and Pamela Callahan

DANIEL D. FERRELL

By:	/s/ Daniel D. Ferrell
Daniel D. Ferrell

GERRY E. NAEGLE

By:	/s/ Gerry E. Naegle
Gerry E. Naegle

JAMES R. PHILLIPS, AS CUSTODIAN FOR SENNA
NICHOLE PHILLIPS

By:	/s/ James R. Phillips
James R. Phillips

JAMES R. PHILLIPS, AS CUSTODIAN FOR LUCILLE ROSE
OPAL POLICH

	By:	/s/ James R. Phillips
James R. Phillips

EXECUTION COPY

SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

TOD A. AND CAREN T. PHILLIPS

	By:	/s/ Tod A. Phillips and Caren T. Phillips
Tod A. and Caren T. Phillips

JODIE ANNE PHILLIPS POLICH

	By:	/s/ Jodie Anne Phillips Polich
Jodie Anne Phillips Polich

DANIEL N. ROHR, SR.

	By:	/s/ Daniel N. Rohr
Daniel N. Rohr, Sr.

CAROL AND FRANKLIN SPEYER, JTWROS

	By:	/s/ Carol Speyer and Franklin Speyer
Carol and Franklin Speyer, JTWROS

JOSHUA A. SPEYER

	By:	/s/ Joshua A. Speyer
Joshua A. Speyer

JASON E. PHILLIPS

	By:	/s/ Jason E. Phillips
Jason E. Phillips

JAMES R. PHILLIPS AND MEREDITH COLEMAN
REVOCABLE TRUST DATED 8/23/93

By:	/s/ James R. Phillips and Meredith Coleman

Name:	James R. Phillips and Meredith Coleman
Title:	Trustee

ROBERT W. LEMASTER AND ROSALIE T. LEMASTER,
TRUSTEES OF THE ROBERT W. AND ROSALIE T.
LEMASTER TRUST U/A DTD 10/30/01

By:	/s/ Robert W. Lemaster and Rosalie T. Lemaster

Name:	Robert W. Lemaster and Rosalie T. Lemaster

Title:	Trustee

GARY A. FUDGE, TRUSTEE OF THE TRUST OF GARY A. FUDGE U/D/T DATED JANUARY 27, 1997

By:	/s/ Gary A. Fudge
Name:	Gary A. Fudge
Title:	Trustee

TODD BUSBY

By:	/s/ Todd Busby
Todd Busby

ANN WAGNER

By:	/s/ Ann Wagner
Ann Wagner

PATRICK EGER

By:	/s/ Patrick Eger
Patrick Eger

CRAIG BUCCOLA

By:	/s/ Craig Buccola
Craig Buccola

GARY HIBBARD

By:	/s/ Gary Hibbard
Gary Hibbard

CHAD HAYASHIBARA

By:	/s/ Chad Hayashibara
Chad Hayashibara